THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THE BORROWER, IS AVAILABLE.

EFACTOR GROUP CORP.

UNSECURED LOAN AGREEMENT

Principal Amount: US$1,250,000.00	Issue Date: July 31, 2015
Actual Amount of Purchase Price: US$1,000,000.00

FOR VALUE RECEIVED, EFactor Group Corp., a Nevada corporation (the “Borrower”), promises to pay to Increase Ventures BV (the “Holder”) the principal sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), which amount is the $1,000,000.00 actual amount of the purchase price hereof plus a 25% original issue discount (the “Principal”) in lawful money of the United States of America, with interest payable thereon at the rate of twelve percent (12%) per annum. The Principal and all accrued but unpaid interest thereon shall be paid in full to the Holder by December 31, 2015 (the “Maturity Date”) provided no Conversion (hereinafter defined) has occurred prior to the Maturity Date.

This Note may be prepaid in whole or in part except as otherwise explicitly set forth herein.

This Note is unsecured.

The Principal shall accrue interest for the net amount of the Principal amount less the unpaid tranche and shall be computed on the basis of a 360-day year (see 3. Interest) and the actual number of days elapsed. All payments due hereunder (to the extent not converted into shares of common stock, $0.001 par value per share, of the Borrower (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed. As used herein, the term “Trading Day” means any day that shares of Common Stock are listed for trading or quotation on the OTCBB, any tier of the NASDAQ Stock Market, the New York Stock Exchange or the NYSE MKT.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.	Principal Repayment.. The outstanding Principal of this Note, less any partial prepayments made by the Borrower, shall be payable on the Maturity Date, unless (i) this Note has been earlier converted as described below, or (ii) the Borrower and the Holder have agreed otherwise in writing.

2.	Repayments. Partial and Full prepayment(s) that Borrower contemplates shall be subject to approval by Holder. Holder shall have a 7 business day period to accept Repayment or convert the Principal amount including accrued interest, into shares at the Conversion price.

3.	Interest. Interest (the “Interest”) shall accrue on the unpaid Principal of this Note from the date hereof until such Principal is repaid in full at the rate of twelve percent (12%) per annum, payable on the Maturity Date. All computations of the interest rate hereunder shall be made on the basis of a 360-day year of twelve 30-day months. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. All accrued but unpaid Interest may be paid to the Holder on the Maturity Date, unless this Note has been earlier converted as described below. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the Principal of this Note without prepayment premium or penalty.

4.	Conversion. The Holder may, so long as any portion of this Note remains outstanding and unpaid, convert the Principal of this Note then outstanding (including all accrued but unpaid Interest thereon) (a “Conversion”) into shares of the Borrower’s common stock (“Common Stock”) at any time before the Maturity Date by the Holder at a conversion price equal to $4.80 per common share (the “Conversion Price”).

5.	Tranches. The loan shall be made available in two tranches by the Holder. The first US$500,000 shall be transferred immediately upon signing this agreement. The second tranche shall be made available subject to the following items being completed to which all parties shall lend their full cooperation:

•	Update on Freedomlab’s involvement with the Borrower and find agreement on the various stages of the execution

•	Update and find agreement on the execution regarding the short term strategy of the Borrower;

•	Discussion regarding the Borrower’s plans up to and in the period of 1 year after the Re-IPO;

•	Discussion and find agreement around the monetization Borrower has envisioned for the coming year;

•	Discussion around the anticipated professionalization of PR and IR plan up to and immediately after the Re-IPO.

Parties have to sign off on each item above once held. Once all items have been signed off on, the second tranche shall be made available within 5 business days. As all discussions shall be held in the week 34 of 17th August 2015, parties hereby agree that the intention is to make second tranche available no later then the 25/26 August.

Other agreements:

Any payment other than agreed upon in the use of proceeds to be made to one of the members of the Board of Directors shall require written (email) consent of Holder and/or board member Ad Prins;

6.	Additional Consideration.

(a)	Investor Redemption: If the Issuer fails to make repayment in accordance with the terms hereunder by the Maturity Date, Investors can redeem the Note at a Redemption Price equal to 135% of the Principal Amount then outstanding (original principal is $1,250,000 excluding accumulated interest) of the Note. At the Holder’s option, redemption can be made, either in cash or in restricted Shares at 50% of the closing price per share on the Maturity Date.

(b)	Additional Investment Right: Holder has the right to purchase up to $0.5 million of Public Units (one common share + one warrant) offered in connection with the Re-IPO financing. Borrower shall provide notice to Holder of the ReIPO pricing within a reasonable time after the re-IPO pricing is finalized.

(c)	Warrants: On Closing Date the Investors shall have the right to redeem Warrants for in total 1,500,000 common shares (adjusted for any forward or reverse splits). The Warrants shall be exercisable at $4.80 (Four dollars eighty cents) per share and shall be subject to any corporate action Company takes in future in line with all other securities issued by Company. Warrants shall be exercisable for a period of five years from the Closing Date of this Agreement.

(d)	Registration Right: The Borrower shall use its commercially reasonable effort to file a re-sale registration statement within 60 days after closing of the Re-IPO Financing to register the Restricted Shares.

7.	Holder’s Representation. Holder hereby represents, warrants, confirms, acknowledges and agrees that it had a substantive relationship with the Borrower prior to being contacted by the Borrower to enter into this Unsecured Loan Agreement. Furthermore, (i) Holder is familiar with the Borrower; (ii) Holder was not initially contacted to enter into this Unsecured Loan Agreement by means of the Borrower’s present registration statement or prospectus relating to the Re-IPO: (iii) Holder has such knowledge, sophistication and experience in financial and business matters that Holder is capable of evaluating the merits and risks of owning or otherwise investing in this Unsecured Loan Agreement; has thoroughly evaluated such merits and risks; and is able to bear all such risks, including, among others, the risk of a complete loss of its investment; (iv) the Common Stock has not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or any applicable securities laws of any of the states of the United States; the Common Stock is “restricted securities” within the meaning of Rule 144 under the Securities Act; and the offer and sale of the Common Stock is intended to be exempt from the registration requirements of the Securities Act; and (v) the Common Stock may bar a restrictive legend in substantial the following form: NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE/EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM AND REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

IN WITNESS WHEREOF, the Borrower has caused this Unsecured Loan Agreement to be issued as of the date first above written.

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Co-Founder & Chief Executive Officer

The Holder represents that it is an Accredited Investor as defined in Rule 501(a) of Regulation D under the Securities Act.